EXHIBIT 99.3


                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001


                      Pioneer Announces Redemption of Notes


Dallas, Texas, October 3, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) announced that today it has redeemed for cash all of its outstanding 9-5/8%
Senior Notes due 2010 and 7.50% Senior Notes due 2012 (the "Notes"). The cash payment to redeem the Notes included the make-whole premium, which was determined on September 28, 2005, plus accrued and unpaid interest to, but not including, October 3, 2005. In total, Pioneer paid $34.6 million in connection with the redemption of the Notes.

Associated with the redemption of the Notes and the recently completed debt tender offer for the Company's 5.875% Senior Notes due 2012, the Company will recognize a pre-tax charge of approximately $14 million in its reported third quarter of 2005 results.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada and Africa. Pioneer's headquarters are in Dallas, Texas. For more information, visit Pioneer's website at www.pioneernrc.com.



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